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________________________________________________________________________________



                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG

                MATTHEW OUTDOOR ADVERTISING ACQUISITION CO., L.P.


                         MATTHEW ACQUISITION CORPORATION

                                       AND

                             UNIVERSAL OUTDOOR, INC.


                          DATED AS OF DECEMBER 10, 1996


________________________________________________________________________________

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                                TABLE OF CONTENTS

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                                                                            ----

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS
                      AND ASSUMPTION OF CERTAIN LIABILITIES. . . . . . . . .   1

Section 1.1    Payment of Deposit. . . . . . . . . . . . . . . . . . . . . .   1
Section 1.2    Application of Deposit. . . . . . . . . . . . . . . . . . . .   1
Section 1.3    Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.4    Consideration . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 1.5    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 1.6    Deliveries by the Seller. . . . . . . . . . . . . . . . . . .   6
Section 1.7    Deliveries by the Parent and the Buyer and Release of the
                 Deposit . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 1.8    Lease Payment Related Adjustments to Cash Purchase Price. . .   8
Section 1.9    AR Amount and Adjustments to Purchase Price . . . . . . . . .   9
Section 1.10   Use of Name . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 1.11   Use of Corporate Headquarters . . . . . . . . . . . . . . . .  11


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . .  12

Section 2.1    Organization. . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 2.2    Authorization . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 2.3    Interests in Other Entities; Formation. . . . . . . . . . . .  13
Section 2.4    Consents and Approvals; No Violations . . . . . . . . . . . .  13
Section 2.5    Financial Statements. . . . . . . . . . . . . . . . . . . . .  14
Section 2.6    Absence of Undisclosed Liabilities. . . . . . . . . . . . . .  15
Section 2.7    Absence of Adverse and Other Changes. . . . . . . . . . . . .  15
Section 2.8    Title, Ownership and Related Matters. . . . . . . . . . . . .  17
Section 2.9    Properties and Assets Necessary for Conduct of Business . . .  18
Section 2.10   Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 2.11   Displays. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 2.12   Intangible Property . . . . . . . . . . . . . . . . . . . . .  19
Section 2.13   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 2.14   Compliance with Applicable Law; Permits . . . . . . . . . . .  20
Section 2.15   Certain Contracts and Arrangements. . . . . . . . . . . . . .  20


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Section 2.16   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 2.17   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .  22
Section 2.18   Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 2.19   Environmental Matters . . . . . . . . . . . . . . . . . . . .  26
Section 2.20   Certain Fees. . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 2.21   Affiliate Transactions. . . . . . . . . . . . . . . . . . . .  27
Section 2.22   Labor Agreements. . . . . . . . . . . . . . . . . . . . . . .  28

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE
                              PARENT AND THE BUYER . . . . . . . . . . . . .  29

Section 3.1    Organization and Authority of the Parent and the Buyer. . . .  29
Section 3.2    Consents and Approvals; No Violations . . . . . . . . . . . .  30
Section 3.3    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 3.4    Certain Fees. . . . . . . . . . . . . . . . . . . . . . . . .  31

                                   ARTICLE IV

                                    COVENANTS. . . . . . . . . . . . . . . .  31

Section 4.1    Conduct of the Business; Capital Expenditures . . . . . . . .  31
Section 4.2    Access to Information; Confidentiality. . . . . . . . . . . .  31
Section 4.3    Regulatory Compliance . . . . . . . . . . . . . . . . . . . .  33
Section 4.4    Consents; Assignments . . . . . . . . . . . . . . . . . . . .  34
Section 4.5    Reasonable Best Efforts . . . . . . . . . . . . . . . . . . .  35
Section 4.6    Non-competition . . . . . . . . . . . . . . . . . . . . . . .  35
Section 4.7    Press Releases. . . . . . . . . . . . . . . . . . . . . . . .  37
Section 4.8    Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 4.9    Environmental Studies; Title. . . . . . . . . . . . . . . . .  37
Section 4.10   Supplemental Disclosure . . . . . . . . . . . . . . . . . . .  37
Section 4.11   No Solicitation of Transactions . . . . . . . . . . . . . . .  38
Section 4.12   Liabilities, Obligations and Debts of the Seller. . . . . . .  38
Section 4.13   Obligations of the Buyer. . . . . . . . . . . . . . . . . . .  38
Section 4.14   Letter of Credit. . . . . . . . . . . . . . . . . . . . . . .  38

                                    ARTICLE V

                               CERTAIN TAX MATTERS . . . . . . . . . . . . .  39

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Section 5.1    Tax Certificates. . . . . . . . . . . . . . . . . . . . . . .  39
Section 5.2    Allocation of Consideration . . . . . . . . . . . . . . . . .  39
Section 5.3    Seller's Responsibility . . . . . . . . . . . . . . . . . . .  40

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES . . . . . . . .  40

Section 6.1    Conditions to Each Party's Obligation . . . . . . . . . . . .  40
Section 6.2    Conditions to Obligations of the Seller . . . . . . . . . . .  41
Section 6.3    Conditions to Obligations of the Parent and the Buyer . . . .  42

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER. . . . . . . . . . .  43

Section 7.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 7.2    Procedure and Effect of Termination . . . . . . . . . . . . .  43
Section 7.3    Amendment, Modification and Waiver. . . . . . . . . . . . . .  44

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION . . . . . . .  44

Section 8.1    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 8.2    Seller's Agreement to Indemnify . . . . . . . . . . . . . . .  45
Section 8.3    Notice and Opportunity to Defend. . . . . . . . . . . . . . .  45

                                   ARTICLE IX

                                   DEFINITIONS . . . . . . . . . . . . . . .  47

                                    ARTICLE X

                                  MISCELLANEOUS. . . . . . . . . . . . . . .  57

Section 10.1   Further Assurances. . . . . . . . . . . . . . . . . . . . . .  57
Section 10.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 10.3   Severability. . . . . . . . . . . . . . . . . . . . . . . . .  59
Section 10.4   Binding Effect; Assignment. . . . . . . . . . . . . . . . . .  59
Section 10.5   No Third Party Beneficiaries. . . . . . . . . . . . . . . . .  60
Section 10.6   Interpretation. . . . . . . . . . . . . . . . . . . . . . . .  60

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Section 10.7   Jurisdiction and Consent to Service . . . . . . . . . . . . .  60
Section 10.8   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  60
Section 10.9   Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  60
Section 10.10  Specific Performance. . . . . . . . . . . . . . . . . . . . .  61
Section 10.11  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  61
Section 10.12  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  61

EXHIBIT A  -  Form of Bill of Sale
EXHIBIT B  -  Form of Undertaking
EXHIBIT C  -  Form of Lease Assignment
EXHIBIT D  -  Form of Waiver
EXHIBIT E  -  Form of Consulting Agreement


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DISCLOSURE SCHEDULE

SECTION

Section 1.3(a)(i)   -    Displays
Section 1.3(a)(iii) -    Sign Location Leases
Section 1.3(a)(vi)  -    Unbuilt Signs
Section 1.3(c)      -    Excluded Assets
Section 2.3(a)      -    Interests in Other Entities
Section 2.4         -    Exception to Consents and Approvals; No Violations
                         Provision
Section 2.5         -    Financial Statements
Section 2.6         -    Undisclosed Liabilities
Section 2.7         -    Exception to Absence of Adverse and Other Changes
                         Provision
Section 2.8         -    Title; Ownership and Related Matters
Section 2.10        -    Leases
Section 2.12        -    Intangible Property
Section 2.13        -    Litigation
Section 2.15        -    Certain Contracts and Arrangements
Section 2.16        -    Insurance
Section 2.17        -    Employee Benefit Plans
Section 2.18        -    Taxes
Section 2.19        -    Environmental Matters
Section 2.21        -    Affiliate Transactions
Section 2.22        -    Labor Agreements
Section 5.1         -    Tax Certificates
Section 9           -    Counties


                            BUYER DISCLOSURE SCHEDULE

SECTION

Section 3.2         -    Exception to Consents and Approvals; No Violations
                         Provision
Section 5.2         -    Allocation of Consideration


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                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of December 10, 1996, by and among Matthew Outdoor Advertising Acquisition Co., L.P. (the "Seller"), a Delaware limited partnership, Matthew Acquisition Corporation (the "Buyer"), a Delaware corporation, and Universal Outdoor, Inc. (the "Parent"), an Illinois corporation.

          WHEREAS, pursuant to the terms and conditions of this Agreement, the Seller desires to sell to the Buyer, and Buyer desires to purchase from the Seller, the Assets of the Seller.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS
                      AND ASSUMPTION OF CERTAIN LIABILITIES

          Section 1 PAYMENT OF DEPOSIT. Concurrently with the execution and delivery of this Agreement, the Buyer has paid a deposit to the Seller in the amount of $250,000 (the "Deposit"). The Deposit shall be deposited by the Seller into a segregated, interest-bearing account at the Merchants Bank of Bangor, PA.

          Section 2 APPLICATION OF DEPOSIT. In the event that the transactions contemplated by this Agreement are consummated, at the Closing Date the Deposit and the interest earned thereon through the Closing Date shall be applied to the Cash Purchase Price payable by the Buyer at the Closing. In the event that this Agreement is terminated pursuant to Article VII and the transactions contemplated hereby are not consummated for any reason other than the failure of the Seller to satisfy the conditions to Closing set forth in Article VI of this Agreement, the Seller shall have the right to retain the Deposit and the interest earned thereon. In the event that this Agree-

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ment is terminated pursuant to Article VII and the transactions contemplated hereby are not consummated by reason of the failure of the Seller to satisfy the conditions to Closing set forth in Article VI of this Agreement, the Seller shall have the right to retain the Deposit and the interest earned thereon. In the event that this Agreement is terminated pursuant to Article VII and the transactions contemplated hereby are not consummated by reason of the failure of the Seller to satisfy the conditions to Closing set forth in
Article VI of this Agreement, the Deposit and the interest earned thereon shall be returned to the Buyer.

          Section 3  PURCHASE AND SALE.

               (a) Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, convey, assign, transfer and deliver or cause to be sold, conveyed, assigned, transferred and delivered to the Buyer, and the Buyer will purchase, acquire and accept from the Seller, all of the Seller's rights, title and interests in and to the Assets, free and clear of all Liens, other than Permitted Liens, including, without limitation, the following:

                    (i) all personal property owned and used in the operation of the existing bulletin, junior poster, thirty-sheet painted walls or any other outdoor advertising displays (the "Displays") as such Displays are more fully described by location in
     Section 1.3(a)(i) of the Disclosure Schedule, including all sign structures and any fixtures and leasehold interests in sign structures, and all lights, electrical hook ups, catwalks and other appurtenant equipment related thereto;

                    (ii) all of the real property owned in fee (the "Owned Real Property") and

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     any rights in and to all facilities, easements, rights-of-way, licenses, permits and other appurtenances thereunto belonging and all buildings, facilities, structures, fixtures, leasehold and other improvements located thereon;

                    (iii) all of the rights and incidents of ownership in and to all leases, including Sign Location Leases for the locations listed on Section 1.3(a)(iii) of the Disclosure Schedule, and all leases and subleases for real property and any rights in and to all easements, rights-of-way, licenses, permits and other appurtenances thereon belonging and all buildings, facilities, structures, fixtures and leasehold improvements located thereon and any prepaid ground rents thereunder;

                    (iv) all rights and entitlement in and to the advertising contracts (the "Advertising Contracts");

                    (v) all necessary and requisite consents, permits, licenses, franchises, approvals or authorizations (including any vegetation removal permits) of any governmental or regulatory agency or authority (collectively, the "Permits");

                    (vi) any complete or partially complete Displays and any Sign Location Leases, Advertising Contracts or Permits, as well as any perfected or partial right, title, interest, or expectancy in any location within the existing counties of operation of the Business on the Closing Date where the Seller has planned, contemplated or worked upon the possibility of outdoor advertising at any time prior


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     to the date of this Agreement but which have not yet been constructed
     (including those described in Section 1.3(a)(vi) of the Disclosure
     Schedule);

                    (vii) all raw materials, work-in process, finished goods, supplies and other inventories and fixtures and the leasehold improvements, plant and equipment located on any of the Real
     Properties;

                    (viii) all rights in, to and under all other contracts, licenses, leases, commitments, purchase orders, entitlement and other agreements, whether oral or written, except as specifically excluded under an express statement herein or in any Section of the Disclosure Schedule;

                    (ix)   all customer lists of whatever nature;

                    (x) all trademarks, trade names, service marks, service names, logos, assumed names, copyrights, patents, registrations and applications for the foregoing, trade secrets and confidential business information (including ideas, research and development, know-how, technical data, designs, drawings and specifications) and all licenses thereof, and all other intellectual property rights (together, the "Intangible Property"), but excluding the Intangible Property listed on Section 1.3(c) of the Disclosure Schedule and thereby deemed an Excluded Asset;

                    (xi) to the extent related to the Business, the Assets or the Assumed Liabilities: (a) all of the books and records of the

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     Seller including, but not limited to, all files, computer generated or stored data, advertising and customer information, correspondence, memoranda, telephone numbers and listings, personnel and payroll records and the like; and (b) all books and records in connection with or to any extent relating to Taxes (including without limitation accounting and tax records and information pertaining to events occurring prior to or after the Closing Date) (collectively, the "Books and Records");

                    (xii) all accounts and other receivables and prepaid expenses existing as of the Closing;

                    (xiii) all other files, indices, market research studies, surveys, reports, analyses and similar information;

                    (xiv) all other assets and property, including sign panels, computer hardware and software, machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, to the extent used in the Business;

                    (xv)  all deposits from customers held ("Customer
     Deposits");

                    (xvi) all right, title and interest to (including all permits, licenses, leases, contracts, arrangements and understandings with respect thereto) any cellular communications towers or similar structures or any cellular communications equipment located on any Display;

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                    (xvii)  all rights under any non-compete agreements;

                    (xviii) all rights, claims, credits, causes of action, condemnation proceedings or rights of set-off against third parties and any compensation from condemnation proceedings (whether in cash, permits or otherwise);

                    (xix) the goodwill in or arising from the Assets or the Business; and

                    (xx) all other assets which would be reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP.

               (b) Such sale, assignment, transfer and delivery of the Assets will be effected by delivery by the Seller to the Buyer of (i) the Bill of Sale,
(ii) the Lease Assignments, (iii) the Deeds, and (iv) the Other Instruments.

               (c) Notwithstanding anything to the contrary contained in paragraphs (a) or (b) of this Section 1.3, the following assets shall be considered Excluded Assets: (i) the consideration delivered by the Buyer pursuant to this Agreement and the Seller's rights under this Agreement and (ii) the assets listed on Section 1.3(c) of the Disclosure Schedule.

               (d) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not, unless and until, and to the extent the Buyer notifies the Seller otherwise, constitute an agreement to assign any right, title or interest in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right to

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any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof, or in any way adversely affect the rights of the Buyer or the Seller thereunder, and such consent is not obtained.

          Section 4 CONSIDERATION. Subject to the terms and conditions of this Agreement, the consideration for the Assets to be acquired shall be (i) the sum of (A) $40,000,000 in cash (the "Cash Purchase Price") and (B) 70% of the AR Amount (the "AR Closing Payment"), as adjusted pursuant to Section 1.8(b) hereof, (the "Closing Payment"), as further adjusted pursuant to Section 1.9(c) hereof (the Closing Payment as so finally adjusted, the "Purchase Price") and
(ii) assumption of liabilities consummated pursuant to the Undertaking.

          Section 5 CLOSING. The Closing hereunder (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, at 10:00 a.m. on January 6, 1997 or, as soon thereafter as practicable following the date on which each of the conditions to Closing set forth in Article VI hereof have been satisfied or waived. The date of the Closing is referred to herein as the Closing Date.

          Section 6 DELIVERIES BY THE SELLER. At the Closing, the Seller will deliver or cause to be delivered to the Buyer the following:

               (a)  the Deeds;

               (b)  the Lease Assignments;

               (c)  a duly executed Bill of Sale;

               (d)  a duly executed Undertaking;

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               (e)  the Other Instruments, if any;

               (f)  the Books and Records;

               (g)  a duly executed Consulting Agreement;

               (h) the certificate of the Seller signed by James P. McAndrew, president of the General Partner of the Seller referred to in Section 6.3 hereof;

               (i) a certificate of the General Partner of the Seller certifying that appropriate approvals have been obtained from the Partners of the Seller to authorize the execution and delivery of this Agreement and the Related Agreements and the transactions contemplated hereby;

               (j) an opinion of counsel to the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer;

               (k)  the Final Proration Schedule;

               (l)  the Estimated AR Schedule; and

               (m) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith. All such documents, instruments and writings to be delivered by the Seller at the Closing shall be in form and substance reasonably satisfactory to the Buyer.

          Section 7 DELIVERIES BY THE PARENT AND THE BUYER AND RELEASE OF THE DEPOSIT.

               (a) At the Closing, the Buyer will deliver or cause to be delivered to the Seller the following:

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                    (i)  the Closing Payment, minus the sum of (x) the
     Deposit and (y) the interest earned on the Deposit through the Closing Date, delivered by wire transfer of immediately available funds to such bank account as shall be specified by the Seller prior to the Closing;

                    (ii)  a duly executed Undertaking;

                    (iii)  the Other Instruments, if any;

                    (iv)  a duly executed Consulting Agreement;

                    (v) the certificate of the Parent and the Buyer signed by an officer of the Parent and the Buyer referred to in Section 6.2 hereof;

                    (vi) an opinion of counsel to the Buyer dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller;

                    (vii) certificates of the Secretaries of Parent and Buyer as to the authorization of the execution and delivery of this Agreement and the Related Agreements and the transactions contemplated hereby; and

                    (viii) all other documents, instruments and writings required to be delivered by the Parent or the Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith. All such documents, instruments and writings to be de-

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     livered by Parent or Buyer shall be in form and substance reasonably satisfactory to Seller.

               (b) At the Closing, the Deposit and the interest earned thereon through the Closing Date will be released to the Seller in accordance with the provisions of Section 1.2 hereof.

          Section 8  LEASE PAYMENT RELATED ADJUSTMENTS TO CASH PURCHASE PRICE.

               (a) Five days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a schedule (the "Proration Schedule") showing the (i) pre-paid lease expenses plus $22,500, (ii) pre-paid property Taxes,
(iii) deposits in respect of Leases, and (iv) pre-payment of fees on new Permits which are due on January 1, 1997, in each case, of the Seller as of the Closing Date (together, the "Prepaid Expenses") and the (x) liability for accrued percentage lease payments, (y) the Notes and Mortgages referred to in clause (c) of the definition of Assumed Liabilities set forth in Article IX hereof and (z) the loans payable set forth as item (i)(b) (except for subsections (i), (iv), (vi), (viii), (x), (xi), (xiv) and (xv)) of Section 2.15 of the Disclosure Schedule) and other accrued liabilities of the Seller as of the Closing Date that have not been noted as Assumed Liabilities in the Disclosure Schedule hereto and that are reasonably agreed to by the parties hereto prior to the Closing (together, the "Accruals"). The Buyer shall have an opportunity to participate in the preparation of the Proration Schedule and to comment on and review such schedule. The parties hereto shall use their best efforts to resolve any disputes with respect to the Proration Schedule prior to the Closing Date. On the Closing Date, the Seller shall prepare and deliver to the Buyer an updated Proration Schedule (the "Final Proration Schedule") revised to the extent necessary such that the information set forth therein shall be true, complete and

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accurate in all respects as of the Closing Date.  The Proration Schedule and the
Final Proration Schedule shall be prepared in all material respects in accordance with GAAP consistent with the Balance Sheet and based upon the books and records of the Seller.

               (b) For purposes of calculating the Closing Payment, the Cash Purchase Price shall be (i) increased to the extent the Prepaid Expenses exceed the Accruals, in each case as set forth on the Final Proration Schedule or (ii) decreased to the extent the Accruals exceed the Prepaid Expenses, in each case as set forth on the Final Proration Schedule.

          Section 9  AR AMOUNT AND ADJUSTMENTS TO PURCHASE PRICE.

               (a) Five days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a schedule showing an estimate of the book value of the accounts receivables and of the reserve for doubtful accounts of the Seller as of the Closing Date (the "AR Schedule"). The parties hereto shall use their best efforts to resolve any disputes with respect to the AR Schedule prior to the Closing Date. On the Closing Date, the Seller shall prepare and deliver to the Buyer an updated AR Schedule (the net amount of such accounts receivables net of such reserves reflected on such schedule being herein referred to as the "AR Amount", and the schedule being herein referred to as the "Estimated AR Schedule"), on the basis of the most current information available such that the information set forth therein shall be true, complete and accurate in all respects as of the date of such information which shall in no event be more than two business days prior to the Closing Date. Within seven days after the Closing, Seller shall deliver to Buyer a final AR Schedule showing all accounts receivables of the Seller as of the Closing Date (the "Final AR Schedule")and such schedule shall be true, complete and

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correct in all respects.  The AR Schedule, the Estimated AR Schedule and the
Final AR Schedule shall be prepared in all material respects in accordance with GAAP consistent with the Balance Sheet and based upon the books and records of the Seller. The Buyer shall have an opportunity to participate in the preparation of the AR Schedule, the Estimated AR Schedule and the Final AR Schedule and to comment on and review such schedules.

               (b) Within 75 days following the Closing Date, the Buyer shall prepare and deliver to the Seller a schedule setting forth in reasonable detail the accounts receivables identified on the Final AR Schedule which have been paid to the Buyer within the period from the Closing Date through and until 60 days following the Closing Date (the amounts so paid to the Buyer being herein referred to as the "AR Collections"). The Buyer shall deliver, at the same time it delivers the schedule of AR Collections, an assignment to Seller of all accounts receivable identified on the Final AR Schedule which are not reflected as having been collected in the schedule of AR Collections. The Seller shall have 5 Business days following the delivery of such schedule during which to notify the Buyer of any dispute of any item contained in the schedule, and the parties hereto shall use their best efforts to resolve any disputes with respect to the AR Collections following the delivery by the Buyer to the Seller of a notice of a dispute. The AR Collections, as modified by the Buyer and Seller, shall be the Final AR Collections.

               (c) To the extent that the aggregate amount of the Final AR Collections exceeds the AR Closing Payment, the Buyer shall pay the difference to the Seller as soon as practicable after the determination thereof by wire transfer of immediately available funds to an account designated by the Seller. To the extent that the AR Closing Payment exceeds the Final AR Collections, the Seller shall pay the difference to the Buyer as soon as practicable after the determination thereof by wire transfer of immediately available funds to an account designated by the Buyer.

               (d) The Parent's and the Buyer's rights to indemnification pursuant to Article VIII hereof shall not be deemed to limit, supersede or otherwise affect the Buyer's rights to a payment pursuant to this Section 1.9.

          Section 10 USE OF NAME. Seller hereby grants to Buyer and Parent a non-exclusive royalty-free license to use the names and marks set forth on
Section 1.11 of the Disclosure Schedule (collectively, the "Licensed Marks") in connection with the operation of the Business following the Closing Date, each for an initial term (the "Initial Term") of six months following the Closing Date in a manner consistent with the use of such Licensed Marks by the Seller in connection with the Business prior to the Closing Date, such grant of rights to Buyer and Parent being subject to Buyer's and Parent's obligation not to use the Licensed Marks in any manner which would materially degrade the quality or value of such Licensed Marks. Following the Initial Term, such license shall continue thereafter, on the same terms and conditions as provided above, until such time as Seller shall have notified Buyer and Parent of its intent to terminate the license; PROVIDED, HOWEVER, that such notification shall be in writing and shall be given at least sixty days prior to the intended date of termination.

          Section 11 USE OF CORPORATE HEADQUARTERS. As additional consideration for the Purchase Price, Seller hereby grants to Buyer and Parent the use and access, to the extent reasonably required by Buyer and Parent in the operation of the Business following the Closing Date, of Seller's corporate headquarters located at 420 A South First Street, Bangor, Pennsylvania for a period of 60 days following the Closing Date.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Buyer and the Parent on the date hereof and as of the Closing Date as follows:

          Section 1 ORGANIZATION. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of the Business as now being conducted by it. The Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. The Seller has previously made available to the Buyer complete and correct copies of its partnership agreement (the "Partnership Agreement") and certificate of limited partnership; PROVIDED, HOWEVER, THAT, certain provisions of the Partnership Agreement relating to economic matters applicable to the Partners have been redacted.

          Section 2 AUTHORIZATION. The Seller has the power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller, and no other proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and constitutes, and when executed and delivered, each of the Related Agreements to be executed and delivered by the Seller pursuant hereto will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

          Section 3  INTERESTS IN OTHER ENTITIES; FORMATION.

               (a) Except as set forth in Section 2.3(a) of the Disclosure Schedule, the Seller, directly or indirectly, (i) has no interest in the outstanding stock of any corporation or in any partnership, joint venture, limited liability company or other entity or (ii) is not party to nor is it bound by any agreement, understanding, contract or commitment relating to an interest in any such entity or the Seller's investment therein or which would require the Seller to make any investment therein. Except for the Assets and the Excluded Assets, the Seller holds no other assets used in connection with the Business.

               (b) (i) The Seller was formed on December 29, 1995, (the "Formation Date"). Pursuant to an Asset Purchase Agreement, between Matthew Outdoor Advertising Inc. ("MOA"), Pocono and the Seller, dated December 29, 1995, the Seller acquired (the "Purchase") all of the assets and liabilities of MOA (the "Purchase Agreement"). The Seller has heretofore delivered to the Buyer and the Parent accurate and complete copies of the Purchase Agreement.

                    (ii) The execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the Purchase) were duly and validly authorized by all necessary action on the part of the Seller. Pursuant to the Purchase Agreement, the Seller received all of the assets and liabilities of MOA primarily related to the

Business. The Purchase Agreement was duly and validly executed on behalf of the Seller and constituted the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

               (c) Prior to the Purchase, the Seller had conducted no business and incurred no liabilities, other than in connection with its formation and all such liabilities have been paid or discharged.

          Section 4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the HSR Act, and as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation by the Seller of the transactions contemplated hereby and thereby will (a) conflict with or result in any breach of any provision of the Partnership Agreement or certificate of limited partnership of the Seller; (b) require any filing with, or the obtaining of any permit, license, action, waiver, authorization, consent, filing, registration or approval of, any governmental or regulatory authority, PROVIDED, HOWEVER, THAT, no representation in this clause (b) is made by reason of facts pertaining specifically to the Parent or the Buyer; (c) result in a breach of, or constitute a default (whether by notice or lapse of time or by both) under, or violate or conflict with or give rise to any right of amendment, termination, cancellation or acceleration, or to a loss of any benefit to which the Seller is entitled, or require any consent to assign, under any of the terms, conditions or provisions of, any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Seller is party or to which the Seller or any of the Assets are bound (or result in the imposition of any Lien upon any of the Assets); or (d) violate or conflict with any order, injunction, decree, statute, rule or regulation applicable to the Seller or to the Assets.

          Section 5 FINANCIAL STATEMENTS. Section 2.5 of the Disclosure Schedule contains true and accurate copies (collectively, the "Financial Statements") of (i) audited balance sheets (including notes thereto) for the years ended December 31, 1995, December 31, 1994 and December 31, 1993 and related statements of earnings for the periods then ended for the Seller or its predecessors, MOA and Pocono Outdoor Advertising Company Inc. (n/k/a "PA Outdoor, Inc.") ("Pocono," and together with MOA, its "Predecessors"), and (ii) an unaudited balance sheet and statement of earnings as of September 30, 1996 of the Seller (the "Balance Sheet"). The Financial Statements have been prepared in accordance with GAAP, consistently applied (other than for statements of cash flows and footnotes otherwise required by GAAP) and have been prepared on a basis consistent with the financial and other books and records of the Seller. The Financial Statements fairly present the financial position and the results of operations of such entities as of the respective dates and periods thereof, subject in the case of interim financial statements to normal year-end adjustments. The Financial Statements have not been adjusted to reflect the Pocono Sale, which occurred after the date of issuance of the Financial Statements.

          Section 6 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities and obligations (a) incurred since September 30, 1996 in the ordinary course of business and consistent with past practice, (b) disclosed in Section 2.6 of the Disclosure Schedule or specifically identified as an undisclosed liability or obligation on any other Section of the Disclosure Schedule, or (c) provided for in the Balance Sheet, the Seller has no liabilities or obligations of any kind whatsoever (whether direct, indirect, accrued or contingent) and there is no existing condition or situation which could reasonably be expected to result in any such liabilities or obligations.

          Section 7 ABSENCE OF ADVERSE AND OTHER CHANGES. Except as set forth in Section 2.7 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since September 30, 1996, (a) there has not been any event or occurrence which has resulted in or could reasonably be expected to result in, an adverse change in the Business or in the business, assets, results of operations, prospects or condition (financial or otherwise) of the Seller, taken as a whole, (b) the Business and all other business operations of the Seller have been conducted in the ordinary course consistent with past practices, and
(c) there has not been (i) any increase in the compensation of or other benefits payable to any of the officers or employees of the Seller, except such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) any incurrence, assumption or guarantee by the Seller in connection with the Business of any indebtedness for borrowed money; (iii) any creation or other incurrence of any Lien (other than a Permitted Lien) on any Asset; (iv) any transaction or commitment made, or any contract or agreement entered into, by the Seller in connection with the Business (including with respect to the acquisition or disposition of any assets) or any relinquishment by the Seller in connection with the Business of any contract or other right, in either case, other than in the ordinary course of the Seller's business and for fair consideration; (v) any change in any method of accounting or accounting practice by the Seller; (vi) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any employee of the Seller (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any such employee or (C) any loan or advance to such employee; (vii) any change in the methods of operation of the Business other than in the ordinary course of the Seller's business consistent with past practice; (viii) any loss or damage to the properties of the Business or the Assets other than losses or damages which can be reasonably repaired or replaced; (ix) any capital expenditure (or series of related capital expenditures) in excess of $10,000 individually or $100,000 in the aggregate by the Seller in connection with the Business; (x) any acceleration, termination, modification, or cancellation of any contract, agreement, lease, license or understanding by the Seller in connection with the Business, outside of the ordinary course of the Seller's business consistent with past practice; (xi) any capital investment in, or any loan to, any other Person by the Seller in connection with the Business; (xii) any delay or postponement of the payment of any accounts payable or other liabilities or obligations by the Seller in connection with the Business other than in the ordinary course of the Seller's business consistent with past practice, but in no event to or in connection with an Affiliate of the Seller;
(xiii) any cancellation, waiver or release of any right or claim by the Seller in connection with the Business, other than in the ordinary course consistent with past practice; (xiv) any grant or any license or sublicense of any rights under or with respect to any Intangible Property; (xv) any transaction with, payment to or repurchase of any interest in (or any amounts in respect of interests in), any partner or Affiliate of the Seller (other than one involving Excluded Assets); (xvi) any settlement or payment of any amount to any other Person with respect to any liability or obligation, outside the ordinary course of the Seller's business; (xvii) any dividend, distribution or allocation to any Partner of the Seller in respect of such Partner's interest in the Seller (other than one involving Excluded Assets); or (xviii) any agreement or any commitment to take any of the actions described in this Section 2.7.

          Section 8  TITLE, OWNERSHIP AND RELATED MATTERS.

               (a) Section 2.8(a) of the Disclosure Schedule sets forth a list and briefly describes (and specifies the owner of) all Real Property owned (and any options to purchase) by the Seller in connection with the Business, and any title insurance policies and surveys with respect thereto, and any Liens thereon.

               (b) Except as set forth in Section 2.8(b) of the Disclosure Schedule, as of the Closing, the Seller will have, and will deliver to the Buyer, good and marketable title to all Assets other than the leased Real Property, and in the case of any leased Real Property, has, and will deliver a valid fee simple or leasehold interest in, all of the leased Real Property, in each case free and clear of all Liens, except for Permitted Liens.

               (c) There are no material defects in the physical condition of buildings, structures, and other improvements included within the Real Property (the "Improvements") that would interfere with the use or occupancy of the Improvements in the ordinary conduct of the Business. The Improvements have access to all utility services that are necessary for and currently used in the conduct of the Business. Except as set forth in Section 2.10 of the Disclosure Schedule, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use of occupancy of any portion of any Real Property and Seller has not granted any outstanding options or rights of first refusal to purchase any Real Property or interest therein owned by the Seller. Except as set forth on Section 2.8(c) of the Disclosure Schedule, no condemnation or eminent domain proceeding, or sale or disposition in lieu thereof, against any of the Real Properties is pending or, to the knowledge of Sell-er, threatened or any other matter affecting adversely the current use, occupancy or value thereof. Except as set forth in Section 2.8(c) of the Disclosure Schedule, the Seller has not received any written notice of any violation of any law, regulation or ordinance relating to (i) the physical condition of the Improvements or (ii) the current use of the Real Property.
Each parcel of Real Property abuts on or has vehicular access (without violating the rights of third parties) to a public road. Notwithstanding anything to the contrary, all references in this Section 2.8 to leased office space are made to the knowledge of Seller.


          Section 9 PROPERTIES AND ASSETS NECESSARY FOR CONDUCT OF BUSINESS. The Assets to be transferred to the Buyer pursuant to this Agreement are all the properties and assets (i) owned by the Seller (except for Excluded Assets), and
(ii) necessary to permit the Business to be conducted as currently conducted.

          Section 10 LEASES. Section 2.10 of the Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of all Leases (including the Sign Location Leases), the name of the lessor or sublessor, the primary lease term and any Liens thereon. True and complete copies of the Leases and all written riders, addenda, amendments and any other agreements in the Seller's possession relating thereto have been made available to the Buyer. Except as set forth in Section 2.10 of the Disclosure Schedule, the Seller has a valid leasehold interest in such Lease free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 2.10 of the Disclosure Schedule, no consent is required of any landlord or other third party to any Lease to consummate the transactions contemplated hereby and upon consummation of the transactions contemplated hereby, each Lease will continue to entitle the Buyer to the use and possession of the real property specified in such Leases and for the purposes for which such real property is now being used by the Seller. The Seller is not in default beyond any applicable notice or grace period and has not received written notice of default still outstanding on the date hereof under any such Lease, and to the Seller's knowledge, there exists no uncured default thereunder by any third party. With respect to any Leases whereon there exists a Display, unless otherwise set forth in Section 2.10 of the Disclosure Schedule, said Display is owned by the Seller and is conveyed in accordance with this Agreement. Except as set forth on Section 2.10 of the Disclosure Schedule and except as would not individually or in the aggregate have a Material Adverse Effect, the Seller is not aware of any dispute, oral modification or forebearance program regarding any Lease and has not received any notice of any lessor's intention to terminate any Lease (either at present or in the future) prior to the expiration of its term.

          Section 11 DISPLAYS. Except as set forth in Section 2.11 of the Disclosure Schedule, the Displays and all related equipment are in good working order and repair, and, except for Displays with respect to which variances have been granted, comply with all applicable building codes, zoning or other promulgations of entities having jurisdiction over the construction and maintenance of the Displays and are fit for intended purpose in accordance with commercially reasonable industry practices. There are a total of approximately 1,000 advertising faces being purchased by the Buyer.

          Section 12 INTANGIBLE PROPERTY. Section 2.12 of the Disclosure Schedule hereto contains a complete and correct list of the Intangible Property used by the Seller in connection with the Business, and each license or other agreement relating thereto. Each of the Intangible Properties is owned or licensed by the Seller and is owned or licensed free and clear of all Liens. There has been no claim asserted in writing, which is still pending, or otherwise threatened, that any of the foregoing is invalid or conflicts with the asserted rights of others, or, to the knowledge of the Seller, otherwise challenging the Seller's ownership or use thereof. The Seller's rights in and to the Intangible Property other than the Intangible Property listed on Section 1.3(c) of the Disclosure Schedule used in and material to the conduct of the Business as currently conducted, to the extent protectible under applicable law, have not been invalidated or committed to the public domain by any action of the Seller. The Seller possesses all Intangible Property necessary for the conduct of the Business as currently conducted. To the knowledge of the Seller, the use by the Seller of such rights does not violate any proprietary right of any third party.

          Section 13 LITIGATION. Except as set forth in Section 2.13 of the Disclosure Schedule, there is no claim, action or proceeding pending or, to the knowledge of the Seller, threatened against the Seller or any of its operations by or before any court, governmental or regulatory authority.

          Section 14  COMPLIANCE WITH APPLICABLE LAW; PERMITS.

               (a) Except as disclosed in Section 2.8(a) of the Disclosure Schedule, the Seller is not in violation of, nor has been threatened to be charged with or given notice of any violation of, or to the Seller's knowledge, is under investigation with respect to, any applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority.

               (b) Except as set forth in Section 2.8(c) of the Disclosure Schedule, the Seller has obtained all necessary Permits (including, without limitation, vegetation removal permits) and other federal, state and local authorizations necessary to allow the continued presence of the Displays where located; all applicable fees for such Permits have been paid; all such Permits are valid and in effect and are fully transferable; and neither the execution nor the consummation of this Agreement and the transactions contemplated hereby will terminate any Permit.

          Section 15 CERTAIN CONTRACTS AND ARRANGEMENTS. Section 2.15 of the Disclosure Schedule sets forth as of the date hereof and, other than with respect to clauses (i), (ii), (iii), and (iv) hereof, as of the Closing Date, the following agreements to which the Seller is a party or in connection with the Business, (i) any agreements relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), (ii) all Advertising Contracts, (iii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum, (iv) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $25,000, (v) any agreement concerning a partnership or joint venture other than those which will not bind the Parent or the Buyer or any of the Assets or the Business following the Closing Date, (vi) any agreement concerning confidentiality other than those which will not bind the Parent or the Buyer or any of the Assets or the Business following the Closing Date, (vii) any (A) profit sharing, partnership interest option, partnership interest purchase or partnership interest appreciation right, other than those which will not bind the Parent or the Buyer or any of the Assets or the Business or for which any of them will have any liability, obligation or responsibility following the Closing Date, or (B) deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former employees of the Seller, (viii) any collective bargaining agreement, (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $1,000 or providing severance benefits, (x) any agreement under which it has advanced or loaned any amount to any of the employees or Affiliates of the Seller, (xi) any agreement providing for indemnification of or by the Seller, (xii) any non-compete agreement applicable to the Seller, (xiii) any agreement by the Seller providing products or services to any Person for consideration other than cash or receiving consideration from any Person in products or services in lieu of cash, and (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 (such contracts and agreements, together with the Leases, the Sign Location Lease and the Insurance Policies, the "Material Agreements"). The Seller has delivered to the Buyer a correct and complete copy of each written Material Agreement and a written summary setting forth the terms and conditions of each oral Material Agreement. Except as set forth in Section
2.10 (as to the Leases) or in Section 2.15 of the Disclosure Schedule, all Material Agreements that are Assumed Liabilities are valid, binding and enforceable in accordance with their terms and will continue to be so on identical terms immediately following the consummation of the transactions contemplated by this Agreement and the Related Agreements, and neither the Seller nor, to the knowledge of the Seller, any other party thereto, is in default under any of such agreements, nor, to the knowledge of the Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by the Seller or any other party thereto. None of the Parent, the Buyer, the Assets or the Business will have any liability under the CIBC Credit Agreement. Section 2.15 of the Disclosure Schedule will be updated as of the Closing Date with respect to clauses (i),
(ii), (iii) and (iv) of the first
sentence hereof, and each agreement included thereon shall be deemed a Material Agreement as of the Closing Date for purposes hereof.

          Section 16 INSURANCE. Section 2.16 of the Disclosure Schedule sets forth a complete and accurate list of all policies and fidelity bonds (including their respective expiration dates) of fire, liability, product liability, worker's compensation, and other forms of insurance presently in effect with respect to the Business and its operations (the "Insurance Policies"). There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Seller has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1996 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business.

          Section 17  EMPLOYEE BENEFIT PLANS.

               (a) Section 2.17(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, partnership interest purchase, partnership interest option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, each employment, termination or severance contract and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Seller or any ERISA Affiliate for the benefit of any employee or terminated employee of the Seller or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). Neither the Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Seller or any ERISA Affiliate.

               (b) With respect to each Plan, the Seller has heretofore delivered to the Buyer true and complete copies of each of the following documents to the extent applicable: (i) a copy thereof (including all amendments thereto); (ii) a copy of the most recent annual report, if required under ERISA; (iii) a copy of the most recent actuarial report, if required under ERISA; (iv) a copy of the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions; (v) a copy of the most recent Summary Plan Description;
(vi) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto); and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of the Code.

               (c) To the knowledge of the Seller, other than the terminations contemplated hereby, there has been no termination or partial termination, withdrawal or partial withdrawal with respect to any of the Plans that the Seller maintains or contributes to or has maintained or contributed to. Neither the Seller nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA with respect to any of the Plans, other than liability for premiums due the Pension Benefit Guaranty Corporation, which payments have been made or will be made when due. With respect to each Plan that is a multiemployer plan, (i) other than the terminations contemplated hereby, neither the Seller nor any ERISA Affiliate has made or suffered a complete or partial withdrawal, as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) neither the Seller nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and (iii) the aggregate withdrawal liability of the Seller and the ERISA Affiliates, computed as if a complete withdrawal by the Seller and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not be material. To the extent operated or administered by Seller, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

               (d) Except as set forth in Section 2.17(d) of the Disclosure Schedule, no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. Except as set forth in Section 2.17(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with a second event, (i) entitle any current or former employee or officer of the Seller to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          Section 18  TAXES.

               (a) The Seller and each Controlled Affiliate (i) have each timely filed or will timely file with the appropriate Tax Authority all Tax Returns required to be filed by each such person on or prior to the Closing Date (including extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects, (ii) have each timely paid in full (or adequately provided for on the Balance Sheet) all Taxes that are due or claimed to be due from such person by any Tax Authority with respect to periods (or any portion thereof) ending on or before the Closing Date, and (iii) are not required to file any state Tax Returns other than as set forth in Section 2.18 of the Disclosure Schedule.

               (b) No Tax in an amount in excess of $10,000 is required to be withheld by the Buyer from the Purchase Price as a result of the transfers contemplated by this Agreement or the Related Agreements. The Buyer will not be liable for any Tax of any of the Seller or its Partners as a result of the transactions contemplated hereby.

               (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Seller or any Controlled Affiliate which has not been resolved and paid in full; neither the Seller nor any Controlled Affiliate has received any notice of deficiency or assessment from any Tax Authority with respect to liability for Taxes of a Partner of the Seller relating to income of the Seller or relating to a liability of the Seller which has not been resolved and paid in full; no Partner of the Seller, officer, or employee responsible for Tax matters of the Seller, or any Controlled Affiliate expects any Tax Authority to propose, assert, or assess any additional Taxes for any period for which Tax Returns have been filed; neither the Seller, any Controlled Affiliate nor any Partner of the Seller has signed or filed any written requests, agreements, consents or waivers to extend any statutory period of limitations with respect to Taxes of the Seller or any Controlled Affiliates.

               (d) No audit or other proceeding by any Tax Authority is presently pending with respect to any Taxes or Tax Return of the Seller or any Controlled Affiliate. There are no liens, security interests or other encumbrances for Taxes upon any of the assets of the Seller or any Controlled Affiliate other than liens, security interests or other encumbrances for Taxes not yet due or payable. From the date of its formation, the Seller has at all times been classified as a partnership for all Tax purposes; the Seller has filed all forms and taken all actions necessary to maintain such status (and to so qualify and maintain such status in Delaware and any other state where such qualification is necessary). Neither the Seller nor any Partner of the Seller has taken or will have taken or permitted any action, or omitted to take any action, which action or omission could result in the loss of the Seller's classification as a partnership for any period on or before the Closing Date. The Seller and any Controlled Affiliates have complied (and until the Closing will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable law.

               (e) Neither the Seller nor any Controlled Affiliate is a party to, is bound by, nor has any obligation under any Tax sharing, allocation, indemnity, or similar contract or arrangement, or is liable for the Taxes of any other person. No power of attorney has been granted by the Seller or any Controlled Affiliate with respect to any matter relating to Taxes which is currently in force. No assumed liability or indebtedness of the Seller to be assumed by Buyer is an obligation to make a payment that would not be deductible under Section 280G of the Code.

          Section 19 ENVIRONMENTAL MATTERS. Except as set forth in Section 2.19 of the Disclosure Schedule: (a) (i) the Seller is in substantial compliance with all Environmental Permits, and with all applicable Environmental Laws and no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review (collectively, "Environmental Notices") is pending, or to the Seller's knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation by the Seller of any Environmental Law or liability thereunder or (B) alleged failure by the Seller to have any Environmental Permit; (ii) the Seller has not received any written request for information, nor has the Seller been notified in writing or, to the actual knowledge of the Seller, orally, that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the New Jersey Spill Compensation and Control Act, as amended, or any other similar federal or state law with respect to any on-site or off-site location; (iii) there have been no discharges, emissions or releases of Hazardous Substances which are or were reportable under Environmental Laws by the Seller; and (iv) the Seller has no liability (and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property in any manner that could form the basis for any present or future action, suit, proceeding, investigation, charge, complaint, claim or demand against the Seller, which could reasonably be expected to result in any liability) for any damage to any site, location, or body of water, for any illness or personal injury to any employee or other individual, or for any reason under any

Environmental Law and (v) the execution of this Agreement will not trigger any obligations on the part of either party pursuant to the New Jersey Industrial Site Recovery Act.

               (b) There has been no environmental investigation, study, audit, test, review or other analysis (including all Phase I environmental assessments) conducted of which the Seller has knowledge and possession in relation to any Real Property which has not been delivered to the Buyer prior to the date hereof. Except as set forth in Section 2.19 of the Disclosure Schedule, the Seller is not subject to any judgment, decree or order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Law.

          Section 20 CERTAIN FEES. Except in connection with the retention of CVF Investors ("CVF") (whose fees shall be the sole responsibility of the Seller), the Seller has not (i) employed any financial advisor or finder, or
(ii) incurred any liability for any financial advisory or finders' fees, in each case, in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

          Section 21 AFFILIATE TRANSACTIONS. Section 2.21 of the Disclosure Schedule sets forth all contracts, agreements and arrangements relating to the Business or reflected in the Financial Statements in effect on or after January 1, 1996 between the Seller or its Predecessors, on the one hand, and any Affiliates, associates, Partners or Affiliates or associates of Partners of the Seller ("Affiliate Transactions"). All such contracts, agreements and arrangements have been entered into on an arm's length basis and are commercially reasonable. Except as set forth in Section 2.21 of the Disclosure Schedule, neither any Partner of the Seller nor any Affiliates or associates of the Seller or any such Part-ner has any direct, indirect or beneficial ownership of any real or personal property which is in any way involved with or related to the operation of the Displays or any other Real Property to be conveyed pursuant to the terms of this Agreement. Except as set forth in Section 2.21 of the Disclosure Schedule, since September 30, 1996, no payment, compensation, loan, advance or distribution has been made to any Affiliates, associates, Partners or Affiliates or associates of Partners of the Seller, by the Seller on account of or in connection with the Business except for compensation paid to employees of the Seller in the ordinary course of business consistent with past practices.

          Section 22  LABOR AGREEMENTS.

               (a) Except as set forth in Section 2.22 of the Disclosure Schedule, (i) the Seller is not a party to or bound by any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Seller; (ii) there are no pending or, to the Seller's knowledge, threatened strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges or complaints, grievances or arbitrations arising out of a collective bargaining agreement, or other labor disputes against the Business and during the past three years there has not been any such action or proceeding; (iii) there are no pending or, to the Seller's knowledge, threatened complaints, charges or claims against the Seller with any public or governmental authority, arbitrator or court based upon the employment or termination of employment by the Seller of any individual; (iv) the Seller is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to terms and conditions of employment, wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax and the Seller is not and has not been for the past two (2) years engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable law, ordinance or regulation;
(v) except as previously provided to the Buyer, the Seller has no written personnel policies applicable to employees; and (vi) no union organization campaign is presently in progress or has occurred in the past three (3) years and no representation question exists with respect to the employees of the Seller.

               (b) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Seller has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller; (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Seller; nor has the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Except as set forth in Section 2.22 of the Disclosure Schedule, none of the Seller's employees has suffered an "employment loss" (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement and prior to the Closing Date.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE
                              PARENT AND THE BUYER

          The Parent and the Buyer jointly and severally represent and warrant to the Seller on the date hereof and as of the Closing Date as follows:

          Section 1  ORGANIZATION AND AUTHORITY OF THE PARENT AND THE BUYER.

               (a) Each of the Parent and the Buyer are a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Parent and the Buyer has heretofore delivered to the Seller complete and correct copies of its respective certificate of incorporation and by-laws as currently in effect.

               (b) Each of the Parent and the Buyer has the corporate and other power and authority to execute and deliver this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of the Parent and the Buyer and no other corporate or other proceedings on the part of either of the Parent or the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Parent and the Buyer and constitutes, and when executed and delivered each of the Related Agreements to be executed and delivered by each of the Parent and the Buyer pursuant hereto will constitute, a valid and binding obligation of each of the Parent and the Buyer, enforceable against each of the Parent and the Buyer in accordance with its terms.

          Section 2 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the HSR Act and as set forth in Section 3.2 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation by the Parent or the Buyer of the transactions contem-plated hereby and thereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Parent or the Buyer; (b) require on the part of the Parent or the Buyer any material filing with, or the obtaining of any material permit, license, action, waiver, authorization, consent, filing, registration or approval of, any governmental or regulatory authority; (c) result in a material breach of, or constitute a material default under, or violate or conflict with or give rise to any material right of amendment, termination, cancellation or acceleration, or to a loss of any benefit to which the Parent or the Buyer is entitled, under any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Parent or the Buyer is a party or by which the Parent or the Buyer or any of the assets of the Parent or the Buyer may be bound or (d) violate or conflict with any order, injunction, decree, statute, rule or regulation applicable to the Parent or the Buyer, excluding from the foregoing clauses (b), (c) and (d) such requirements, defaults, rights or violations which
(X) become applicable as a result of any acts or omissions by, or any facts specifically relating to, the Seller, or (Y) would not have a material adverse effect on the ability of the Parent or the Buyer to consummate the transactions contemplated hereby.


          Section 3 LITIGATION. There is no claim, action or proceeding pending or, to the knowledge of the Parent or the Buyer, threatened against either of the Parent or the Buyer which challenges the validity of this Agreement or the Related Agreements, or the resolution of which would have an adverse effect on the ability of the Parent or of the Buyer to consummate the transactions contemplated hereby and thereby, by or before any court, governmental or regulatory authority.

          Section 4 CERTAIN FEES. Neither the Parent nor the Buyer has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby and thereby.


                                   ARTICLE IV

                                    COVENANTS

          Section 1 CONDUCT OF THE BUSINESS; CAPITAL EXPENDITURES. The Seller agrees that, during the period from the date of this Agreement to the Closing, it shall operate the Business in the ordinary course consistent with past practice and will use its best efforts consistent with past practice to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and business relationships. Without limiting the generality of the foregoing, the Seller shall not take any action of the type contemplated by Section 2.7 of this Agreement.

          Section 2  ACCESS TO INFORMATION; CONFIDENTIALITY.

               (a) Between the date of this Agreement and the Closing, the Seller shall during normal business hours and upon reasonable notice (i) give to the Parent and the Buyer and their respective authorized representatives access to all books and records, offices and other facilities and properties of the Business and the Seller relating to the Business or the Assets; (ii) permit the Parent and the Buyer to make such inspections thereof as the Parent and the Buyer may reasonably request; (iii) cause the officers of the Seller to furnish each of the Parent and the Buyer with such financial and operating data and other information with respect to the business and properties of the Business as the Parent and the Buyer may from time to time request; and (iv) otherwise provide the Parent and the Buyer and their respective representatives full and complete access to the books and records, employees and properties of the Seller relating to the Business or the Assets so as to provide the Buyer and the Parent with the ability to prepare for the integration of the Business with the Parent's business following the Closing. Following the Closing Date, the Seller shall, during normal business hours and upon reasonable notice, give to the Parent and the Buyer and their authorized representatives access to the books and records listed on Section 1.3(a)(xi) of the Disclosure Schedule and not previously delivered to Buyer to the extent reasonably requested.

               (b) Subject to the provisions of the following sentence, all confidential information concerning the Business furnished or provided by the Seller, to either of the Parent or the Buyer or their respective representatives (whether furnished before or after the date of this Agreement) shall be kept confidential by the Seller, and, until the Closing, by the Buyer or the Parent. The Seller agrees to provide such financial and other information as the Buyer or the Parent may reasonably request with respect to the Seller or the Business in connection with, among other things, capital market transactions, any disclosure obligations of the Buyer or the Parent or their Affiliates under federal securities and other applicable law and such other matters as the Buyer may reasonably request, and that such financial and other information may be disclosed by the Buyer, the Parent and their Affiliates to the extent reasonably appropriate including in connection with capital market transactions, filings required pursuant to federal securities and other applicable law and such other matters as the Buyer may reasonably request.

               (c) The Seller agrees to keep proprietary information regarding the Business, the Assets, the Buyer and the Parent confidential and following the Closing will keep proprietary information regarding the Business, the Assets, the Buyer and the Parent confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information, except to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

               (d) The Seller agrees that so long as any books and records relating to the Business remain in existence and available and have not otherwise been delivered to the Buyer, the Buyer and the Parent shall have the right to inspect and to make copies of the same at any time during normal business hours for any proper purpose, and that, to the extent any such books and records have not otherwise been delivered to the Buyer, the Seller will not destroy or dispose of any books or records relating to the Business existing as of the Closing Date without first offering to provide such books or records to the Buyer. The Buyer and the Parent shall, during normal business hours and upon reasonable notice, give the Seller and its authorized representatives reasonable access to the Books and Records pertaining to matters occurring prior to the Closing Date, and for a period of seven years will not destroy or dispose of such Books and Records without first offering to provide the same to Seller.

               (e) The Seller shall deliver or make available to the Buyer any documents which the Buyer shall request in order that the Buyer may obtain title insurance on surveys for each of the Real Properties.

          Section 3  REGULATORY COMPLIANCE.

               (a) Immediately following the date hereof, the parties hereto shall make all necessary filings, including, without limitation, those required under the HSR Act, in connection with the New Jersey Permit applicable United States or foreign antitrust laws and applicable state laws, in order to facilitate prompt consummation of the transactions contemplated hereby and by the Related Agreements. In addition, each of the Seller and the Buyer will use its reasonable best efforts (including, without limitation, payment of any required fees), and will cooperate fully with the other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and the Related Agreements and (ii) obtain promptly all approvals, permits, orders or other consents of any applicable governmental authorities necessary for the consummation of the transactions contemplated by this Agreement and the Related Agreements. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. All fees and expenses payable in connection with the HSR filing, New Jersey Permit and the transfer of the Permits shall be paid by the Buyer.

               (b) The Seller and the Buyer will coordinate and cooperate fully with the other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other regulatory approvals and consents. The Seller and the Buyer agree to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. The Seller and the Buyer will each provide the other party with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Seller or the Buyer or any of their representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

          Section 4 CONSENTS; ASSIGNMENTS. The Seller and the Buyer will use their respective reasonable best efforts to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Assets; PROVIDED, HOWEVER, THAT, except for filing and other administrative charges, the Buyer shall not be obligated to pay any consideration therefor to the third party from whom such consents, approvals and amendments are requested. In the event and to the extent that the Buyer and the Seller are unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of the Seller with respect to any Asset so that the Buyer would not in fact receive all the rights with respect to such Asset, the Seller and the Buyer will cooperate (to the extent permitted by law or the terms of any applicable agreement) in a mutually agreeable arrangement under which the Buyer would, to the extent possible, obtain the benefits and assume the obligations with respect to such Asset, in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the Buyer, or under which the Seller would enforce for the benefit of the Buyer, with the Buyer assuming the Seller's obligations, any and all rights of the Seller against a third party thereto. The Seller shall, without further consideration therefor, pay and remit to the Buyer promptly all monies, rights and other considerations received in respect of the Buyer's performance of such obligations and the Buyer shall remit to the Seller (or pay directly) all amounts due under such contracts to such third parties. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or able to be novated, the Seller shall promptly assign and novate all its rights and obligations thereunder to the Buyer without payment of further consideration and the Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations and the Seller shall be relieved of any and all liability hereunder.

          Section 5 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Related Agreements.

          Section 6  NON-COMPETITION.

               (a) The Seller agrees that for a period of five full years from the Closing Date, neither it nor any of its officers or Affiliates (other than CIBC and CVF), nor James P. McAndrew or any member of his immediate family or any of his or their Affiliates (other than CIBC or CVF) shall, without the prior written consent of the Parent: (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as shareholders, members, partners or the like (other than through the ownership of not more than 5% of the outstanding voting securities of any publicly-traded entity), in any business that competes with the Business as it exists on the Closing Date in any of those counties listed in Section 9 of the Disclosure Schedule where the Business is conducted on the Closing Date; or (ii) affirmatively solicit, other than through a general solicitation, the employment of any employee of the Business as of the Closing Date. McAndrew may, with the prior consent of Parent, be employed by, consult with or provide services to any entity, that is a competitor of the Business, with respect to any business conducted in any territory other than the counties listed on Section 9 of the Disclosure Schedule; PROVIDED, that such consent shall be given by Parent if reasonable provisions can be made to prevent the disclosure of Confidential Information (as defined in the Consulting Agreement) and to otherwise protect the Business and the Assets.

               (b) If any provisions contained in this Section 4.6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.6, but this Section 4.6 shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.6 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Seller acknowledges that the Buyer would be irreparably harmed by any breach of this Section 4.6 and that there would be no adequate remedy at law or in damages to compensate the Buyer for any such breach. The Seller agrees that the Buyer shall be entitled to injunctive relief requiring specific performance by the Seller of this Section 4.6, and the Seller consents to the entry of an order thereof.

          Section 7 PRESS RELEASES. Prior to Closing, neither the Seller nor the Buyer shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other or, if required by law, without prior consultation with the other, PROVIDED, THAT, the Buyer and the Parent may disclose such information to analysts and other market professionals, in any capital market transaction and as otherwise provided in Section 4.2(b) hereof.

          Section 8 EMPLOYEES. Buyer shall inform the Seller in writing at least five days prior to the Closing of which employees of the Seller the Buyer intends to offer employment (the "Retained Employees"). As of the Closing, (a) Seller shall terminate the employment of all Retained Employees and shall terminate all consulting and employment agreements and pay out any severance benefits and (b) the Buyer shall offer employment, effective the day after the Closing Date, to the Retained Employees. The Buyer will not adopt or assume, at and as of the Closing, any of the Plans maintained nor any trust, insurance contract, annuity contract, or other funding arrangement established with respect thereto. The Buyer will not ensure that the Plans treat employment with the Business prior to the Closing Date the same as employment with the Buyer for purposes of eligibility, vesting, and benefit accrual.

          Section 9 ENVIRONMENTAL STUDIES; TITLE. The Seller shall allow the Buyer (and any Person designated by the Buyer) access to the Real Properties to the extent necessary to conduct Phase I, Phase II and any other environmental studies and surveys and title reports, as the Buyer may request ("Environmental Studies").

          Section 10 SUPPLEMENTAL DISCLOSURE. The Seller will promptly inform the Buyer in writing of any fact or circumstance known to the Seller that would constitute a breach of any representations or warranties contained in Article II or would cause any of the conditions to either party's obligations to consummate the transactions contemplated under this Agreement not to be fulfilled.

          Section 11 NO SOLICITATION OF TRANSACTIONS. The Seller shall not, and shall cause each of its Partners and their respective officers, employees, advisors, representatives, agents or Affiliates not to, directly or indirectly, encourage, engage in, solicit or initiate any discussions or negotiations with, or provide any information to, or negotiate or enter into any agreement or agreement in principle with, any other person, entity or group, with respect to a sale of the Business, assets or partnership interests in connection therewith or any similar transaction. The Seller shall, and shall cause its Partners and their respective officers, employees, advisors, representatives, agents and Affiliates to, notify the Buyer of any action taken by any person in connection with the foregoing sentence and shall provide the Buyer with any information, written or oral, obtained by such party in connection therewith.

          Section 12 LIABILITIES, OBLIGATIONS AND DEBTS OF THE SELLER. The Seller agrees to pay all liabilities, obligations and debts of the Seller (other than the Assumed Liabilities) as they become due.

          Section 13 OBLIGATIONS OF THE BUYER. The Parent and the Buyer shall be jointly and severally responsible to perform all of the Buyer's obligations, covenants and agreements under this Agreement, other than with respect to the Assumed Liabilities and the Undertaking which will be the sole responsibility of the Buyer.

          Section   LETTER OF CREDIT.  The Buyer and the Parent will use their reasonable best efforts to have the letter of credit issued in connection with the existing sign at the New Jersey side entrance of the Lincoln Tunnel released at the Closing Date.


                                    ARTICLE V

                               CERTAIN TAX MATTERS

          Section 5.1 TAX CERTIFICATES. On or before Closing, the Seller shall provide the Buyer with copies of the certificates (and similar Tax documentation or correspondence) from the appropriate Tax Authorities set forth on Section 5.1 of the Disclosure Schedule (or any similar certificates or documentation the Buyer reasonably requests at least ten days prior to the Closing) stating that no Taxes of the kind for which the Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Assets are due to any state or other Tax Authority; PROVIDED, HOWEVER, THAT, any failure to provide such certificates to the Buyer which is not the fault of the Seller or any of its Partners shall not relieve the Buyer of its obligations to enter into and complete the Closing. If the Seller fails to provide such certificates, the Buyer shall withhold such amount as necessary from the Purchase Price based upon the Buyer's reasonable estimate of the amount of such potential liability, or as determined by the appropriate Tax Authority, to cover such Taxes until such time as certificates are provided.

          Section 5.2 ALLOCATION OF CONSIDERATION. No later than 15 days after the date hereof, the Seller shall make available to the Buyer, or provide the Buyer with access to, all information necessary to the preparation of Section
5.2 of the Buyer Disclosure Schedule described hereafter. In accordance with and subject to the provisions of Section 1.9 hereof, the Buyer and the Seller shall cooperate in good faith in the preparation of Section 5.2 of the Buyer Disclosure Schedule which shall allocate the Consideration (which will constitute an amount paid to acquire the Assets for federal, state or local income tax purposes) among the assets and to the non-compete provisions provided for in Section 4.6 hereof in accordance with the fair market value of such assets and provisions. Notwithstanding the foregoing, $50,000 (or such higher amount reasonably determined by the Seller) of the Consideration shall be allocated to the non-compete provisions provided for in Section 4.6 hereof. No later than four months following the Closing Date, the Buyer shall deliver Schedule 5.2 to the Seller. The Buyer and the Seller shall each report the transactions contemplated under this Agreement for all federal, state and local income tax and all other purposes (including, without limitation, for purposes of Section 1060 of the Code) as set forth on Schedule 5.2. The Buyer and the Seller shall each use their best efforts to cause the Partners of the Seller to timely file a Form 8594 (and any similar forms required under state or local Tax law) in accordance with the requirements of Section 1060 of the Code (or state or local Tax law, as the case may be) and this Section 5.2. An agreement on or before the Closing Date as to an allocation of the Consideration shall not be a condition to the Buyer's or the Seller's respective obligations to close hereunder.

          Section 5.3 SELLER'S RESPONSIBILITY. The Seller shall be responsible for all sales, use, transfer, transfer gains, recording, ad valorem, stamp, and any similar Tax, fee or duty arising out of and in connection with or attributable to the transactions effected pursuant to this Agreement.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

          Section 1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable United States and foreign antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act, shall have expired or been terminated and all governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement shall have been obtained or given.

               (b) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority and there shall not be in effect any judgement, order, injunction or decree of any court of competent jurisdiction which prohibits or restricts the consummation of the transactions contemplated hereby.

               (c) No proceeding by any Person which is reasonably likely to have any of the effects contemplated in clause (b) of this Section 6.1 shall be pending.

               (d) James P. McAndrew shall have caused Slate Belt Development to convey to the Buyer and Buyer shall have purchased on the Closing Date the two parcels of real property (the "Slate Belt Properties") set forth in item 1 on Section 2.21 of the Disclosure Schedule by limited warranty deeds (or the statutory equivalent thereof with covenants against grantor's acts only), in recordable form, for aggregate consideration of $100,000; it being understood that the consummation of such transfer shall be subject to satisfactory environmental studies in the judgement of the Buyer.

          Section 2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated herein are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

               (a) The representations and warranties of the Parent and the Buyer contained in Article III of this Agreement shall be true and correct in all respects at the date hereof and as of the Closing Date, as if made at and as of such time, except for representations and warranties which are as of a specific date which shall be true and correct in all respects as of such date.

               (b) Each of the Parent and the Buyer shall have performed in all material respects its respective obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and the Seller shall have received a certificate from the Parent and the Buyer signed by an authorized officer of each of the Parent and the Buyer to the effect of this paragraph and of paragraph (a) of this Section 6.2.

               (c) The parties shall have executed an agreement in respect of the acquisition of the lease with the Township of Weehawkin, New Jersey for 2
(two) Displays located in the immediate vicinity of the Lincoln Tunnel.

          Section 3 CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE BUYER. The obligations of the Parent and the Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

               (a) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects at the date hereof and as of the Closing Date, as if made at and as of such time, except for representations and warranties which are as of a specific date which shall be true and correct in all respects as of such date and except for such inaccuracies in such representations and warranties and failures of such representations and warranties to be true and correct in all respects which would not in the aggregate have a material adverse effect on the business, assets, results of operations, prospects or condition (financial or otherwise) of the Business taken as a whole (a "Material Adverse Effect"). For purposes of this Section 6.3(a), (i) an adverse change (including any regulation of content of advertising) will not be deemed to be a Material Adverse Effect unless it relates to the loss of or impairs the current use of either (A) 3% or more of the number of signs, (B) signs generating 3% or more of the revenues of the Business during 1995 or the nine months ended September 30, 1996, or (C) 3% or more of the revenues of the Business during 1995 or the nine months ended September 30, 1996, and (ii) regulations limiting the content of advertising shall not be deemed to constitute a Material Adverse Effect to the extent they directly restrict or prohibit the advertising of tobacco products or alcoholic beverages.

               (b) The Seller shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and the Buyer shall have received a certificate from the Seller signed by James P. McAndrew, president of the General Partner of the Seller to the effect of this paragraph and of paragraph (a) of this Section 6.3.

               (c) The Environmental Studies are satisfactory to the Buyer and the Parent; PROVIDED, HOWEVER, that in the event the Environmental Studies are not satisfactory to the Buyer and the Parent, the Seller may elect to exclude any property which is the subject of any environmental liabilities or any potential liabilities identified to Seller as unsatisfactory to the Buyer and the Parent from the Assets to be conveyed hereunder and such action by Seller shall constitute the satisfaction of this condition to Closing.

               (d) The Seller shall have provided evidence satisfactory to the Buyer that any Liens, other than Permitted Liens, on the Assets, including without limitation any Liens on the Assets in connection with the CIBC Credit Agreement, shall have been released as of the time of the Closing.


                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

          Section 1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

               (a) at any time, by mutual written consent of the parties hereto;

               (b) by either the Buyer or the Seller, if the Closing shall not have occurred prior to January 31, 1997; or

               (c) by either the Buyer or the Seller if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

PROVIDED, THAT, no party may terminate this Agreement pursuant to clauses (b) or
(c) above, if such party is, at the time of any such attempted termination, in breach of any term hereof.

          Section 2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated pursuant to
Section 7.1 hereof, (i) the Deposit and interest earned thereon shall be distributed in accordance with the provisions of Section 1.2 hereof, and (ii) there shall be no liability or obligation hereunder on the part of the Seller, the Buyer or the Parent or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, unless the Seller, the Buyer or Parent, as the case may be, has (x) willfully failed to have performed its obligations hereunder or (y) knowingly made a misrepresentation of any matter set forth herein.

          Section 3 AMENDMENT, MODIFICATION AND WAIVER. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Seller and the Buyer. Any failure of the Seller on the one hand, or the Buyer or the Parent, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to the Buyer or the Parent, by the Seller and, with respect to the Seller, by the Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.


                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          Section 1 SURVIVAL. The parties hereto agree that (i) the covenants and agreements contained in this Agreement and the representations and warranties contained in Sections 2.2 and 2.8 (b) shall survive without limitation, (ii) the representations and warranties contained in Sections 2.17, 2.18, 2.19, 2.20 and 2.21 shall survive until 90 days after the expiration of all applicable statutes of limitation with respect to the subject matter thereof, PROVIDED, HOWEVER, THAT, in the event that CIBC, CVF and James P. McAndrew each provide to the Buyer on the Closing Date an executed waiver in the form attached hereto as Exhibit D, then the representations and warranties contained in Section 2.21 shall survive until the first anniversary following the Closing Date, and (iii) the representations and warranties contained in
Article II (other than Sections 2.2, 2.8(b), 2.17, 2.18, 2.19, 2.20 and, except as provided in clause (ii) hereof, Section 2.21) shall survive until the first anniversary following the Closing Date.

          Section 2  SELLER'S AGREEMENT TO INDEMNIFY.

               (a) Subject to the terms and conditions set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Parent, the Buyer and the Indemnitees from and against all Damages.

               (b) The Seller's obligation to indemnify the Indemnitees for Damages pursuant to Section 8.2(a) hereof is subject to the following limitations: (i) no indemnification shall be made by the Seller for Damages arising solely from clause (i) of the definition of Damages set forth in Article IX hereof unless the aggregate amount of such Damages exceeds $400,000 and then to the full extent of all such Damages in excess of $400,000; and (ii) in no event shall the Seller's obligation to indemnify the Indemnitees exceed the Purchase Price.

          Section 3 NOTICE AND OPPORTUNITY TO DEFEND. If an event occurs that entitles an Indemnitee, or that an Indemnitee believes entitles it, to indemnification pursuant to this Article VIII, the Indemnitee shall promptly notify the Seller. If the claim for indemnification arises out of a claim by a third party, such notice shall occur within 15 days of the Indemnitee's receipt of written notice of such claim; PROVIDED, HOWEVER, THAT, the failure to so notify the Seller shall not relieve the Seller of its obligations hereunder, except to the extent that the Seller is actually prejudiced by such failure.
The Seller shall have the right to undertake, conduct and control the defense thereof by so notifying the Indemnitee in writing, provided that the Seller (i) states that the settlement or defense of the claim will be conducted at all times in good faith and in a reasonable manner (and so conducts it), (ii) acknowledges in writing the obligation to indemnify the Indemnitee in accordance with the terms contained in this Agreement, and (iii) promptly reimburses the Indemnitee for all out-of-pocket expenses incurred as a result of the assumption by the Seller of control of such settlement or defense. If the Seller provides written notice to the Indemnitee that it elects to defend such claim, the Seller shall be obligated to defend such claim, at its own expense and by counsel chosen by it and reasonably satisfactory to the Indemnitee. In the event the Seller elects to provide the defense of such claim pursuant to this Section 8.3, the Indemnitee shall cooperate fully with the Seller and its counsel in the defense of such claim and shall be entitled to full access to information with respect thereto and to participate in the defense thereof at its own cost and expense. Any compromise, settlement or offer of settlement of such claim by the Seller shall require the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld and unless such consent is obtained, the Seller shall continue the defense of such claim; PROVIDED, HOWEVER, THAT, if the Indemnitee refuses its consent to a bona fide offer of settlement that the Seller wishes to accept and that involves no payment by the Indemnitee not paid by the Seller and further involves no limitation on the future conduct of the Business as presently conducted, the Seller may reassign the defense of such claim to the Indemnitee, who may then continue to pursue the defense of such matter, free of any participation by the Seller at the sole cost and expense of the Indemnitee. In such event, the obligation of the Seller with respect thereto shall not exceed the amount of the offer of settlement that the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Seller notified the Indemnitee of the offer of settlement. If the Seller does not elect to defend any such claim, it shall nevertheless have the right of full access to information with respect thereto and to participate in such defense at its sole cost and expense and shall remain liable for any indemnification obligations pursuant to this Agreement.










                                   ARTICLE IX

                                   DEFINITIONS

          For the purposes of this Agreement, the following terms shall have the following respective meanings:

          "Accruals" shall have the meaning set forth in Section 1.8 hereof.

          "AR Schedule" shall have the meaning set forth in Section 1.9 hereof.

          "Advertising Contracts" shall have the meaning set forth in Section 1.3(a)(iv) hereof.

          "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          "Affiliate Transactions" shall have the meaning set forth in Section
2.21 hereof.

          "Agreement" means this agreement, dated as of December 10, 1996, together with any amendments thereto, by and among the Seller, the Parent and the Buyer.

          "AR Amount" shall have the meaning set forth in Section 1.9 hereof.

          "AR Closing Payment" shall have the meaning set forth in Section 1.4 hereof.

          "AR Collections" shall have the meaning set forth in Section 1.9 hereof.

          "AR Schedule" shall have the meaning set forth in Section 1.9 hereof.

          "Assets" means all of the properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), goodwill and business as a going concern of the Business, all as of the Closing Date, other than the Excluded Assets.

          "Assumed Liabilities" means (a) all obligations of the Seller pursuant to any Lease, Permit, Advertising Contract, Customer Deposit or title documents to Owned Real Property, (b) liability for Accruals of the Seller as set forth in the Proration Schedule, (c) the two (2) Notes and Mortgages, each dated April 22, 1994, between MOA and Janet Greer in the original principal amounts of $48,000 and $12,000, respectively, (d) the Union Contract and (e) all other liabilities and obligations of the Seller set forth in the Disclosure Schedule under an express statement to the effect that the definition of Assumed Liabilities will include the liabilities and obligations so disclosed, other than excluded liabilities as set forth below, to be assumed by the Buyer pursuant to this Agreement, as provided in the Undertaking. It is understood and agreed by the parties hereto that the Assumed Liabilities shall not include any other liabilities of the Seller or of the Business, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise, including without limitation, (a) any liability of the Seller with respect to Taxes, (including, without limitation, with respect to amounts not deductible under the Plans pursuant to Section 280G of the Code), but except to the extent included in the Final Proration Schedule, (b) any liability of the Seller for any Taxes arising in connection with the consummation of the transactions contemplated hereby (including any Taxes arising in connection with the Seller's transfer of Assets), (c) any liability of the Seller for the unpaid Taxes of any Person other than the Seller under any provision of Tax law or by contract or otherwise, (d) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, shareholder or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, shareholder or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (e) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (f) any obligation of the Seller under this Agreement, (g) any liability attributable to or incurred in connection with the Plans for the benefit of any current or former employee of the Seller, (h) any liability for severance pay, unemployment compensation or other similar payment or right due or owing to or which as a result of the transactions contemplated hereby, will become due or owing, to any officer, director or employee of the Seller, (i) any obligations and liabilities relating to Excluded Assets, (j) any obligations or liabilities relating to the Seller's "Pocono" or "Northeast PA" Division or the sale thereof, (k) any other liability or obligation arising on or before the Closing Date which is not expressly disclosed in the Disclosure Schedule hereto as set forth in the first sentence of this paragraph or (l) any other liability or obligation which is identified as excluded or not to be assumed under an express statement to the effect that such will be excluded or will not be assumed.

          "Balance Sheet" shall have the meaning set forth in Section 2.5 hereof.

          "Bill of Sale" means the duly executed bill of sale, substantially in the form attached hereto as Exhibit A, which the Seller will deliver to the Buyer effect-ing the sale, assignment, transfer and delivery of the Assets.

          "Books and Records" shall have the meaning set forth in Section 1.3(a)(xi) hereof.

          "Business" means the business of owning and operating an outdoor advertising business as presently conducted by the Seller in the counties listed in Section 9 of the Disclosure Schedule including, without limitation, any and all assets owned by the Seller and used in connection therewith, but which in no event includes the business conducted through Seller's "Pocono" or "Northeast PA" Division or the assets used in connection therewith.

          "Buyer" shall have the meaning set forth in the introduction hereto.

          "Buyer Disclosure Schedule" means the disclosure schedule document being delivered to the Seller by the Buyer in connection herewith.

          "Cash Purchase Price" shall have the meaning set forth in Section 1.4 hereof.

          "CIBC" shall mean Canadian Imperial Bank of Commerce, New York Agency.

          "CIBC Credit Agreement" shall mean the Credit Agreement, dated as of December 29, 1995 among the Seller, CIBC and the lenders thereunder.

          "Closing" shall have the meaning set forth in Section 1.5 hereof.

          "Closing Date" shall have the meaning set forth in Section 1.5 hereof.

          "Closing Payment" shall have the meaning set forth in Section 1.4 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended (or any successor law thereto).

          "Consideration" means the sum of the Purchase Price and any liabilities or indebtedness of the Seller or the Partners of the Seller, that are assumed by the Buyer in connection with this Agreement.

          "Consulting Agreement" means the duly executed consulting agreement, substantially in the form attached hereto as Exhibit E.

          "Controlled Affiliate" means any corporation, partnership, entity or other person that directly, or indirectly through one or more intermediaries, is or has been controlled by the Seller or under common control with the person specified and the Seller.

          "CVF" shall have the meaning set forth in Section 2.20 hereof.

          "Damages" means all liability, demands, claims, actions or causes of actions, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses including those incurred in the investigation or defense thereof or in the enforcement of rights hereunder) asserted against or incurred by any Indemnitee as a result of or arising out of
(i) a breach of any representation or warranty contained in Article II of this Agreement as of the applicable date provided for therein, (ii) the breach of any covenant or agreement of the Seller contained herein, (iii) except as otherwise expressly provided herein, any liabilities and obligations not to be assumed by the Buyer as provided in the Undertaking, (iv) violations of or noncompliance with the "bulk sales", "bulk transfer" or similar laws of any state, (v) any liability arising out of or in connection with the process undergone by the Seller and its financial advisors in connection with any attempts to sell the Business or any interests therein, (vi) liabilities arising or related to events occurring on or prior to the Closing Date from or related to the pension plan listed on Section 2.17(c) of the Disclosure Schedule, and (vii) the failure to perform any covenant or agreement of the Seller.

          "Deeds" means limited warranty deeds (or the statutory equivalent thereof with covenants against grantor's acts only), in recordable form, with respect to the Owned Real Property.

          "Deposit" shall have the meaning set forth in Section 1.1 hereof.

          "Disclosure Schedule" means the disclosure schedule document being delivered to the Buyer by the Seller in connection herewith.

          "Displays" shall have the meaning set forth in Section 1.3(a)(i) hereof.

          "Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Sub-stances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "Environmental Notices" shall have the meaning set forth in Section 2.19(a) hereof.

          "Environmental Permits" means all permits licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the Business as currently conducted.

          "Environmental Studies" shall have the meaning set forth in Section
4.9 hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any trade or business which together with the Seller would be deemed a "single employer" within the meaning of section 4001 of ERISA.

          "Estimated AR Schedule" shall have the meaning set forth in Section
1.9 hereof.

          "Excluded Assets" means those assets, enumerated in Section 1.3(c), which are expressly excluded from the Assets to be sold, conveyed, assigned, and transferred to the Buyer and from the assets owned by the Seller.

          "Final AR Collections" shall have the meaning set forth in Section 1.9 hereof.

          "Final AR Schedule" shall have the meaning set forth in Section 1.9 hereof.

          "Final Proration Schedule" shall have the meaning set forth in Section
1.8 hereof.

          "Financial Statements" shall have the meaning set forth in Section 2.5 hereof.

          "Formation Date" shall have the meaning set forth in Section 2.3 hereof.


          "GAAP" means U.S. generally accepted accounting principles.

          "General Partner" shall mean MOA.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Improvements" shall have the meaning set forth in Section 2.8(c) hereof.

          "Indemnitees" means the Parent, the Buyer and their respective directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns.

          Initial Term" shall have the meaning set forth in Section 1.10 hereof.

          "Insurance Policies" shall have the meaning set forth in Section 2.16 hereof.

          "Intangible Property" shall have the meaning set forth in Section 1.3(a)(x).

          "Lease Assignments" means all appropriate documents for the assignment (in form suitable for filing, registration or recording, if the applicable agreement would permit such assignment to be filed, registered or recorded) of rights in the Leases.

          "Leases" means all leases or subleases of real property and all Sign Location Leases under which the Seller is a lessee or lessor.

          "Licensed Marks" shall have the meaning set forth in Section 1.10 hereof.

          "Liens" means all mortgages, pledges, security interests, liens, charges, options, easements, rights-of-way or other encumbrances of any nature whatsoever, excluding licenses or rights to third parties.

          "Material Adverse Effect" shall have the meaning set forth in Section
6.3 hereof.

          "Material Agreements" shall have the meaning set forth in Section 2.15 hereof.

          "MOA" shall have the meaning set forth in Section 2.3 hereof.

          "New Jersey Permit" means the permit required to be obtained by Buyer in accordance with the laws of the State of New Jersey in order to conduct the business of outdoor advertising in the State of New Jersey.

          "Other Instruments" means such other duly executed, good and sufficient instruments of conveyance, transfer and assignment as the parties shall deem neces-sary to convey to the Buyer all of the Seller's rights, title and interests in and to the appropriate Assets.

          "Owned Real Property" shall have the meaning set forth in Section 1.3(a)(ii) hereof.

          "Parent" shall have the meaning set forth in the introduction hereto.

          "Partner" shall mean a general or limited partner of the Seller.

          "Partnership Agreement" shall have the meaning set forth in Section
2.1 hereof.

          "Permits" shall have the meaning set forth in Section 1.3(a)(v) hereof.

          "Permitted Liens" means (i) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business which are Liens for work in progress which are not past due or otherwise reflected on the Balance Sheet and (ii) recorded easements, covenants and other restrictions which do not materially impair the current use, occupancy, value, or the marketability of title; (iii) liens for current real or personal property taxes not yet due and payable which are accounted for in the Proration Schedule; and (iv) liens disclosed in writing to Buyer which secure Assumed Liabilities.

          "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Plans" shall have the meaning set forth in Section 2.17(a) hereof.

          "Pocono" shall have the meaning set forth in Section 2.5 hereof.

          "Pocono Sale" shall mean the sale by Seller of the business of its "Pocono" or "Northeast PA" Division to Adams Outdoor Advertising on November 7, 1996.

          "Predecessors" shall have the meaning set forth in Section 2.5 hereof.

          "Prepaid Expenses" shall have the meaning set forth in Section 1.8 hereof.

          "Proration Schedule" shall have the meaning set forth in Section 1.8 hereof.

          "Purchase" shall have the meaning set forth in Section 2.3 hereof.

          "Purchase Agreement" shall have the meaning set forth in Section 2.3 hereof.

          "Purchase Price" shall have the meaning set forth in Section 1.4 hereof.

          "Real Property" means the Owned Real Property, the Slate Belt Properties and all real property leased pursuant to a Lease and all buildings, structures and improvements located thereon, fixtures contained thereon and appurtenances thereto and easements and other rights relating thereto.

          "Related Agreements" means those other agreements and instruments required to be executed pursuant to this Agreement.

          "Retained Employees" shall have the meaning set forth in Section 4.8 hereof.

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          "Seller" shall have the meaning set forth in the introduction hereto.

          "Sign Location Lease" shall mean any lease, license or other agreement between the Seller and any person pursuant to which the Seller has obtained the right to erect, place and maintain outdoor advertising sign structures on any ground space, roof or wall space or upon any other improvement to real estate.

          "Slate Belt Properties" shall have the meaning set forth in Section 6.1(d).

          "Tax Authority" includes the Internal Revenue Service and any state, local, foreign or other governmental authority responsible for the administration of any Taxes.

          "Tax Return" means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Tax Authority.

          "Taxes" shall include all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, ad valorem, capital, capital stock, customs duties, disability, documentary stamp, employment, estimated, excise, fees, franchise, gains, goods and services, gross income, gross receipts, import duties, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, sewer, social security, stamp, transfer, transfer gains, unemployment, use, value added, water, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any

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failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.

          "Treasury Regulation" means any regulation promulgated under the Code.

          "Undertaking" means the duly executed undertaking, substantially in the form attached hereto as Exhibit B, whereby the Buyer will assume and agree to pay and discharge the Assumed Liabilities.

          "Union Contract" shall mean the Collective Bargaining Agreement dated April 1, 1995 between Seller and Sign-Pictorial & Display Union Local 230 of the International Brotherhood of Painters and Allied Trade AFL-CIO.

          "WARN Act" shall have the meaning set forth in Section 2.22 hereof.


                                    ARTICLE X

                                  MISCELLANEOUS


          Section 1 FURTHER ASSURANCES. From time to time after the Closing Date, at the request of either party hereto and at the expense of such party, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          Section 2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in

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writing and may be given by any of the following methods:  (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

               If to the Parent or the Buyer, to:

               Universal Outdoor, Inc.
               321 North Clark Street
               Suite 1010
               Chicago, Illinois 60601
               Attention:  Paul G. Simon
               Telecopy:  (312) 664-8071

               and

               Kelso & Company
               320 Park Avenue
               24th floor
               New York, New York 10022
               Attention:  James J. Connors
               Telecopy:  (212) 223-2379

               with a copy to:

               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois 60601
               Attention:  Leland E. Hutchinson, Esq.
               Telecopy:  (312) 558-5700

               and

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York 10022
               Attention:  Lou R. Kling, Esq.
               Telecopy:  (212) 735-2000


               If to the Seller, to:

               Matthew Outdoor Advertising
                 Acquisition Co., L.P.
               420 A South First Street
               Bangor, PA  18013
               Attention:  James P. McAndrew
               Telecopy:   610-588-7007

               with a copy to:

               Powell, Goldstein, Frazer & Murphy
               191 Peachtree Street
               Atlanta, GA  30303
               Attention:  William B. Shearer, Esq.
               Telecopy:   404-572-6999


All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

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          Section 3  SEVERABILITY.  Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

          Section 4 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, THAT, the Buyer may transfer or assign, in whole or from time to time in part, to Daniel L. Simon, Kelso & Company or one or more of any of their Affiliates, the right to purchase all or a portion of the Assets but no such transfer or assignment shall relieve the Buyer of its obligations hereunder.

          Section 5 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Seller and its successors and permitted assigns, with respect to the obligations of the Parent and the Buyer under this Agreement, and for the benefit of the Parent and the Buyer, and their respective successors and permitted assigns, with respect to the obligations of the Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

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

          Section 6 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.


          Section 7  JURISDICTION AND CONSENT TO SERVICE.  In accordance with
Section 5.1401 of the General Obligations Law of the State of New York, and without limiting the jurisdiction or venue of any other court, the Seller, the Parent and the Buyer (a) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement;
(c) waive any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court, and (d) agree that service of any court paper may be made in any manner as may be provided under applicable laws or court rules governing service of process in such court.

          Section 8 ENTIRE AGREEMENT. Except for this Agreement, the Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

          Section 9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including

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

but not limited to matters of validity, construction, effect, performance and remedies.

          Section 10 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

          Section 11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 12 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; PROVIDED, HOWEVER, that each party hereto shall be entitled to reasonable costs and expenses, including attorneys fees, incurred in enforcing its rights hereunder in the event of a breach by the other party hereto.

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

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized Partner of the Seller, the Parent and the Buyer as of the date first above written.


                         MATTHEW OUTDOOR ADVERTISING
                          ACQUISITION CO., L.P.

                         By:  MATTHEW OUTDOOR ADVERTISING
                               ACQUISITION CO., INC.
                              its general partner

                         By: /s/ James P. McAndrew
                            ----------------------------
                            Name:   James P. McAndrew
                            Title:  President


                         MATTHEW ACQUISITION CORPORATION


                         By: /s/ Paul G. Simon
                            ----------------------------
                            Name:   Paul G. Simon
                            Title:  Vice President


                         UNIVERSAL OUTDOOR, INC.


                         By: /s/ Brian T. Clingen
                            ----------------------------
                            Name:   Brian T. Clingen
                            Title:  Vice President